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        EXHIBIT 5.0    OPINION OF MULDOON, MURPHY & FAUCETTE RE: LEGALITY



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                                 August 26, 1997


Board of Directors
Provident Bankshares Corporation
114 East Lexington Street
Baltimore, Maryland 21202

      Re:   Citizens Savings Bank F.S.B. 1986 Stock Option Plan
            First Citizens Financial Corporation Directors' Stock Option Plan First Citizens Financial Corporation Employee Stock Option Plan

Ladies and Gentlemen:

      We have been requested by Provident Bankshares Corporation (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 407,132 shares of the Company's Common Stock, $1.00 par value (the "Shares"), to be issued under the Citizens Savings Bank F.S.B. 1986 Stock Option Plan, First Citizens Financial Corporation Directors' Stock Option Plan, and the First Citizens Financial Corporation Employee Stock Option Plan (the "Plans") which, pursuant to the Amended and Restated Agreement and Plan of Merger, amended and restated as of July 14, 1997, by and between Provident Bankshares Corporation and First Citizens Financial Corporation, the Company has adopted for the purpose of permitting all options outstanding on the date of consummation of the merger (as adjusted for the exchange ratio) to be exercised for the shares of the Company's Common Stock under the terms of the existing agreements and the respective plans.

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, Provident Bank of Maryland, including documents of First Citizens Financial Corporation and its subsidiary Citizens Savings Bank, F.S.B.

      Based on the foregoing and limited in all respects to Maryland law, it is our opinion that the Shares reserved under the Plans have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel."

                                          Sincerely,

                                          /s/ MULDOON, MURPHY & FAUCETTE
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                                              MULDOON, MURPHY & FAUCETTE